UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2018

Immersion Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38334	94-3180138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rio Robles, San Jose, CA	95134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 467-1900

N/A

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2018, Carl Schlachte resigned from his position as Interim Chief Executive Officer and as a member of the Board of Directors (the “Board”) of Immersion Corporation (“Immersion” or the “Company”). Mr. Schlachte’s resignation was not in connection with a disagreement relating to Immersion’s operations, policies or practices.

On August 21, 2018, the Board appointed Tom Lacey, age 60, as the Company’s Interim Chief Executive Officer and to serve as a member of the Board. In connection with his appointment to the Board, Mr. Lacey will enter into the Company’s standard indemnity agreement for directors, which was filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Mr. Lacey served as Chief Executive Officer and a director of Xperi Corporation, a technology licensor in mobile computing and communications, memory and data storage, and 3-D integrated circuit technologies from May 2013 to June 2017. Since May 2012, he has served as a director of DSP Group. He formerly was the Chairman and Chief Executive Officer of Components Direct, a provider of cloud-based product life cycle solutions. Prior to these roles, he held a number of senior leadership positions at Components Direct, Phoenix Technologies Ltd., Applied Materials, Inc., Flextronics International (now Vista Point Technologies), and International Display Works. Prior to that, Lacey held various management and executive positions at Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products.

In consideration of the services to be rendered by Mr. Lacey to the Company, on August 21, 2018, the Board granted Mr. Lacey a restricted stock award of 31,000 shares, which was comprised of 11,478 shares of the Company’s Common Stock for his services as a director and an additional 19,522 shares of the Company’s Common Stock for his service as Interim Chief Executive Officer. The restricted stock award will vest as to 100% of the total shares on the day that immediately precedes the date of the 2019 annual meeting, subject to Mr. Lacey’s continued service as a director, and will be subject to acceleration upon a change of control of the Company. Upon his ceasing to serve as Interim Chief Executive Officer, Mr. Lacey will be entitled to receive cash compensation in the form of retainer and committee fees payable to the Company non-employee directors in accordance with Company policies.

In connection with Mr. Lacey’s appointment as Interim Chief Executive Officer, the Company entered into a letter agreement with Mr. Lacey on August 21, 2018, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

There are no arrangements or understandings between Mr. Lacey and any other person pursuant to which Mr. Lacey was selected as a director.

Since the beginning of the Company’s last fiscal year, there have not been any transactions, or currently proposed transactions, or series of similar transactions, in which the Company or any of its subsidiaries was a party and in which Mr. Lacey had a direct or indirect material interest.

On August 20, 2018, the Board appointed Sharon Holt as its Chair.

Item 8.01 Other Events.

A copy of the press release issued by the Company on August 22, 2018 announcing the appointment of Mr. Lacey is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title

99.1	Letter Agreement between Immersion Corporation and Tom Lacey dated August 21, 2018

99.2	Immersion Corporation Press Release issued on August 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: August 22, 2018	By:	/s/ Amie Peters
Name: Amie Peters
Title: General Counsel